AMENDMENT TO THE
ETF SERIES SOLUTIONS
DISTRIBUTION AGREEMENT

THIS AMENDMENT to the Distribution Agreement, dated as of August 22, 2013, as amended November 5, 2013 (the “Agreement”) is entered into by and between ETF Series Solutions (the “Trust”), a Delaware statutory trust, and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the PPTY – U.S. Diversified Real Estate ETF and to update the fee schedule; and

NOW THEREFORE, pursuant to Article 13 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Schedule A of the Agreement shall be superseded and replaced in its entirety by Amended Schedule A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.
ETF SERIES SOLUTIONS	QUASAR DISTRIBUTORS, LLC

By: /s/ Michael D. Barolsky	By: /s/ James R. Schoenike
Name: Michael D. Barolsky	Name: James R. Schoenike
Title: Vice President	Title: President
Date: March 9, 2018	Date: March 9, 2018

Vident	1

AMENDED SCHEDULE A

List of Funds

Name of Series
Vident International Equity Fund
Vident Core U.S. Equity Fund
Vident Core U.S. Bond Strategy ETF
PPTY – U.S. Diversified Real Estate ETF

Vident	2

SCHEDULE C – Fee Schedule

Base fee for USBFS Fund Accounting, Fund Administration, Chief Compliance Officer, Transfer Agent/Shareholder & Account Services, Custody and Distribution at January 2018

Based on average net assets (i.e. “AUM”) of the ETF, the greater of…
[  ] basis points on the first $[  ] million
[  ] basis points on the balance
Or,
$[  ] (Year 1 [  ]% discount minimum fee of $[  ])
$[  ] (Year 2 [  ]% discounted minimum fee of $[  ])

Standard Advertising Compliance Review
▪	$[ ] per communication piece for the first [ ]pages (minutes if audio or video); $[ ]/page (minute if audio or video) thereafter.
▪
$[  ] FINRA filing fee per communication piece for the first [  ]pages (minutes if audio or video); $[  ]/page (minute if audio or video) thereafter. FINRA filing fee subject to change. FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪	$[ ]for the first [ ]pages (minutes if audio or video); $[ ]/page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪
$[  ]FINRA filing fee per communication piece for the first [  ]pages (minutes if audio or video); $[  ]/page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

▪
Licensing of Investment Advisor’s Staff (if desired)
▪	$[ ]/year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$[ ]/FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets
▪	Design - $[ ]/fact sheet, includes first production
▪	Production - $[ ]/fact sheet per production period
▪	All printing costs are out-of-pocket expenses in addition to the design and production fees
▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees and other costs to fulfill regulatory requirements
▪	Travel, lodging, and meals

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

Vident	3

Advisor’s Signature below acknowledges approval of the domestic and global fee schedule updates on this Amended Exhibit E.

Exchange Traded Concepts, LLC

By: /s/ J. Garrett Stevens

Printed Name: J. Garrett Stevens

Title: CEO	Date: 3-12-18

Vident	4